808 Wilshire Boulevard, 2nd Floor T: 310.255.7700 Santa Monica, California 90401F: 310.255.7702

FOR IMMEDIATE RELEASE
Mary Jensen, Vice President – Investor Relations 310.255.7751 or mjensen@douglasemmett.com

Douglas Emmett Reports
2011 First Quarter Earnings Results
Reports FFO of $0.41 Per Diluted Share
Increases Annual FFO Guidance

SANTA MONICA, CALIFORNIA – May 3, 2011 – Douglas Emmett, Inc. (NYSE:DEI), a real estate investment trust (REIT), today announced its 2011 first quarter financial results for the period ended March 31, 2011.

Financial Results
Funds From Operations (FFO) for the three months ended March 31, 2011 totaled $64.4 million, or $0.41 per diluted share, compared to $48.1 million, or $0.31 per diluted share, for the three months ended March 31, 2010.  These results include the impact from the Company’s refinancing activities during the first quarter, which are reflected in the revised guidance below. A more detailed explanation regarding the Company’s financing activities will be discussed further on the Company’s live conference call on May 4, 2011 at 2:00 p.m. Eastern Time.  Details of this call can be found below.

For the three months ended March 31, 2011, the Company reported a GAAP net loss of $349,000 attributable to common stockholders, which rounds to $0.00 per diluted share.  This compares to a GAAP net loss of $8.3 million, or $0.07 per diluted share, attributable to common stockholders for the three months ended March 31, 2010.

Company Operations
Office:  Douglas Emmett continued to achieve robust leasing activity during the first quarter of 2011, resulting in net positive absorption of 10 basis points in the Company’s total office portfolio’s leased percentage to 88.7% at March 31, 2011 from 88.6% at December 31, 2010.  The Company entered into 81 new leases covering 261,110 square feet in the first quarter of 2011, compared to 63 new leases covering 260,364 square feet in the previous quarter. In addition, the Company entered into 104 renewal leases totaling 447,560 square feet, compared to 106 leases covering 521,011 square feet in the fourth quarter of 2010.

Excluding the seven properties owned by its unconsolidated funds, Douglas Emmett’s office portfolio was 89.8% leased and 87.9% occupied at March 31, 2011, compared to 89.6% leased and 88.1% occupied at December 31, 2010. The Company’s total office portfolio, including its fund-owned properties, was 88.7% leased and 86.7% occupied at March 31, 2011, compared to 88.6% leased and 86.9% occupied at December 31, 2010. The occupied percentage represents the portion of the Company’s office portfolio that is leased where the rent commencement date has occurred.

Company Operations (cont’d)
On a cash basis, same property office revenues decreased to $109.2 million in the first quarter of 2011 from $112.2 million in the first quarter of 2010, and same property office expenses increased to $37.2 million in the first quarter of 2011 from $36.2 million in the first quarter of 2010.  On a GAAP basis, same property office revenues decreased to $116.9 million in the first quarter of 2011 from $120.8 million in the first quarter of 2010, and same property office expenses increased to $37.2 million in the first quarter of 2011 from $36.1 million in the first quarter of 2010.

Multifamily:  On a cash basis, same property multifamily revenues increased to $16.3 million for the quarter ended March 31, 2011, from $16.1 million for the quarter ended March 31, 2010.  On a GAAP basis, same property multifamily revenues increased to $17.2 million for the quarter ended March 31, 2011 from $17.0 million for the quarter ended March 31, 2010.

As of March 31, 2011, the Company’s multifamily portfolio was 99.6% leased, up 40 basis points, compared to 99.2% leased at December 31, 2010.

Cash Position
As of March 31, 2011, Douglas Emmett had $308.5 million in cash and cash equivalents on hand compared to $272.4 million at December 31, 2010.

Financings
During the first quarter, Douglas Emmett closed loans totaling $876 million:

▪	In January 2011, Douglas Emmett closed a $16.14 million loan extension. The loan bears interest at a floating rate equal to one-month LIBOR plus 185 basis points and matures on March 3, 2014.

▪
In February 2011, Douglas Emmett closed a secured, non-recourse $350 million term loan.  The loan has a maturity date of March 1, 2020, including two one-year extension options.  The loan bears interest at a fixed interest rate of 4.46% until March 1, 2018 and a floating interest rate thereafter.

▪
In March 2011, Douglas Emmett closed a secured, non-recourse $510 million term loan with a maturity date of April 2, 2018.  The Company has effectively fixed the floating interest rate on the loan at 4.12% per annum until April 1, 2016 through an interest rate swap contract.

Acquisitions
Subsequent to the end of the first quarter, on April 19, 2011, an institutional fund managed and partly owned by the Company acquired a 74,000 square foot Class “A” office building located in the heart of Beverly Hills for a contract price of $42 million, or $568 per square foot.  With this acquisition, Douglas Emmett now owns and operates 7 office properties in Beverly Hills, totaling more than 1.4 million square feet, representing approximately 19% of the Class “A” space within this submarket.

Dividends
During the quarter, the Company’s Board of Directors declared a quarterly cash dividend of $0.10 per common share. The dividend was paid on April 15, 2011 to shareholders of record as of March 31, 2011. On an annualized basis, this represents a dividend of $0.40 per common share.

Annual Meeting
During the quarter, the Company announced that it will conduct its Annual Meeting of Stockholders on Thursday, May 26, 2011 at 9:00 a.m. Pacific Time.  The meeting will be held at the Sheraton Delfina Hotel, located at 530 Pico Boulevard in Santa Monica, California. Stockholders of record as of April 1, 2011 are eligible to vote in person or by proxy at the meeting.

Douglas Emmett, Inc. Announces 2011 First Quarter Earnings Results

Guidance
The Company has increased its 2011 FFO guidance range to $1.27 - $1.35 per diluted share from $1.23 - $1.31 per diluted share. The revised guidance is based primarily upon lower interest expense estimates that will be discussed on the conference call.

Conference Call and Webcast Information
A conference call to discuss the Company’s 2011 first quarter financial results is scheduled for Wednesday, May 4, 2011 at 2:00 pm Eastern Time or 11:00 am Pacific Time.  Interested parties can access the live call or the replay via the:

▪	Internet: Go to www.douglasemmett.com at least fifteen minutes prior to the start time of the call in order to register, download and install any necessary audio software.

▪	Phone: 877-298-7945 (U.S./Canada) or 706-758-2996 (International) – conference ID #56371321.

▪
Replay: A rebroadcast of the live call will be available for 90 days on the Company’s website, at www.douglasemmett.com. Alternatively, a digital replay will be available at approximately 2:00 p.m. Pacific Time / 5:00 p.m. Eastern Time, on Wednesday, May 4, 2011 through Wednesday, May 11, 2011 using 800-642-1687 (U.S./Canada), or 706-645-9291 (International) and conference ID #56371321.

Supplemental Information
Supplemental financial information for the Company’s 2011 first quarter and year-end financial results can be accessed on the Company’s website under the Investor Relations section at www.douglasemmett.com.

About Douglas Emmett, Inc.
Douglas Emmett, Inc. (NYSE: DEI) is a fully integrated, self-administered and self-managed real estate investment trust (REIT), and one of the largest owners and operators of high-quality office and multifamily properties located in premier submarkets in Southern California and Hawaii. The Company’s properties are concentrated in ten submarkets – Brentwood, Olympic Corridor, Century City, Santa Monica, Beverly Hills, Westwood, Sherman Oaks/Encino, Warner Center/Woodland Hills, Burbank and Honolulu.  The Company focuses on owning and acquiring a substantial share of top-tier office properties and premier multifamily communities in neighborhoods that possess significant supply constraints, high-end executive housing and key lifestyle amenities. The Company maintains a website at www.douglasemmett.com.

Safe Harbor Statement
Except for the historical facts, the statements in this press release are forward-looking statements based on our beliefs about, and assumptions made by, and information currently available to us about known and unknown risks, trends, uncertainties and factors that are beyond our control or ability to predict. Although we believe that our assumptions are reasonable, they are not guarantees of future performance and some will inevitably prove to be incorrect.  As a result, our actual future results can be expected to differ from our expectations, and those differences may be material.  Accordingly, investors should use caution in relying on forward-looking statements to anticipate future results or trends.  For a discussion of some of the risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission.
--tables follow--

Douglas Emmett, Inc. Announces 2011 First Quarter Earnings Results

Douglas Emmett, Inc.
Consolidated Balance Sheets
(in thousands)

	March 31, 2011	December 31, 2010
	(unaudited)
Assets
Investment in real estate:
Land	$851,679	$851,679
Buildings and improvements	5,227,500	5,226,269
Tenant improvements and lease intangibles	602,993	592,735
Investment in real estate, gross	6,682,172	6,670,683
Less: accumulated depreciation	(971,076)	(913,923)
Investment in real estate, net	5,711,096	5,756,760

Cash and cash equivalents	308,536	272,419
Tenant receivables, net	1,943	1,591
Deferred rent receivables, net	52,358	48,933
Interest rate contracts	52,817	52,528
Acquired lease intangible assets, net	8,377	9,356
Investment in unconsolidated real estate funds	109,625	110,920
Other assets	29,893	26,782
Total assets	$6,274,645	$6,279,289

Liabilities
Secured notes payable	$3,664,740	$3,658,000
Unamortized non-cash debt premium	5,336	10,133
Interest rate contracts	76,710	99,687
Accrued interest payable	13,513	12,789
Accounts payable and accrued expenses	47,048	45,004
Acquired lease intangible liabilities, net	103,903	110,244
Security deposits	32,329	31,850
Dividends payable	12,430	12,413
Total liabilities	3,956,009	3,980,120

Equity
Douglas Emmett, Inc. stockholders’ equity:
Common stock	1,243	1,241
Additional paid-in capital	2,335,144	2,332,307
Accumulated other comprehensive income (loss)	(34,351)	(58,765)
Accumulated deficit	(460,501)	(447,722)
Total Douglas Emmett, Inc. stockholders’ equity	1,841,535	1,827,061
Noncontrolling interests	477,101	472,108
Total equity	2,318,636	2,299,169
Total liabilities and equity	$6,274,645	$6,279,289

Douglas Emmett, Inc. Announces 2011 First Quarter Earnings Results

Douglas Emmett, Inc.
Consolidated Statements of Operations
(unaudited and in thousands, except per share data)

	Three Months Ended March 31,
	2011	2010
Revenues:
Office rental:
Rental revenues	$99,210	$98,747
Tenant recoveries	9,325	6,478
Parking and other income	16,860	15,551
Total office revenues	125,395	120,776

Multifamily rental:
Rental revenues	16,045	15,899
Parking and other income	1,151	1,112
Total multifamily revenues	17,196	17,011

Total revenues	142,591	137,787

Operating Expenses:
Office expenses	40,604	36,114
Multifamily expenses	4,749	4,568
General and administrative	7,486	5,850
Depreciation and amortization	57,153	55,332
Total operating expenses	109,992	101,864

Operating income	32,599	35,923

Other income	256	246
Loss, including depreciation, from unconsolidated real estate funds	(1,524)	(1,504)
Interest expense	(31,676)	(45,134)
Net loss	(345)	(10,469)
Less: Net (income) loss attributable to noncontrolling interests	(4)	2,182
Net loss attributable to common stockholders	$(349)	$(8,287)

Net loss per common share – basic and diluted(1)	$(0.00)	$(0.07)

Weighted average shares of common stock outstanding – basic and diluted(1)	124,210	121,644

(1)
Basic and diluted shares are calculated in accordance with accounting principles generally accepted in the United States (GAAP) and include common stock plus dilutive equity instruments, as appropriate.  Since we were in a net loss position during the three months ended March 31, 2011 and 2010, all potentially dilutive instruments are anti-dilutive and have been excluded from our computation of weighted average dilutive shares outstanding.  This amount excludes OP units and vested LTIP units (Long-Term Incentive Plan units) that are limited partnership units in our operating partnership.

Douglas Emmett, Inc. Announces 2011 First Quarter Earnings Results

Douglas Emmett, Inc.
FFO Reconciliation
(unaudited and in thousands, except per share data)

	Three Months Ended March 31,
	2011	2010
Funds From Operations (FFO) (1)
Net loss attributable to common stockholders	$(349)	$(8,287)
Depreciation and amortization of real estate assets	57,153	55,332
Net loss attributable to noncontrolling interests	4	(2,182)
Amortization of swap termination fee (2)	4,430	―
Less: adjustments attributable to consolidated joint venture and unconsolidated investment in real estate funds	3,120	3,209
FFO	$64,358	$48,072

Weighted average share equivalents outstanding - fully diluted	157,983	156,124
FFO per share - fully diluted	$0.41	$0.31

(1) We calculate funds from operations before noncontrolling interest (FFO) in accordance with the standards established by the National Association of Real Estate Investment Trusts (NAREIT). FFO represents net income (loss), computed in accordance with accounting principles generally accepted in the United States of America (GAAP), excluding gains (or losses) from sales of depreciable operating property, real estate depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures. We use FFO as a supplemental performance measure because, by excluding real estate depreciation and amortization and gains and losses from property dispositions, it can illustrate trends in occupancy rates, rental rates and operating costs from year to year.  We also believe that, as a widely recognized measure of the performance of REITs, FFO can be used by investors as a basis to compare our operating performance with that of other REITs.  However, FFO has limitations as a measure of our performance because it excludes depreciation and amortization and captures neither the changes in the value of our properties that result from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our results from operations. Other equity REITs may not calculate FFO in accordance with the NAREIT definition and, accordingly, our FFO may not be comparable to those other REITs’ FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of our performance. FFO should not be used as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends. FFO should not be used as a supplement to or substitute measure for cash flow from operating activities computed in accordance with GAAP.

(2) $4.43 million of GAAP non-cash interest expense was included in our results for the first quarter of 2011, reflecting the amortization of the residual Accumulated Other Comprehensive Income (AOCI) balance from interest rate swaps we terminated in November 2010.  We add this non-cash amortization back to calculate FFO, since we recorded the full impact of the swap termination payment in FFO in the fourth quarter of 2010.  The residual AOCI balance will be fully amortized under GAAP in August 2011.

Douglas Emmett, Inc. Announces 2011 First Quarter Earnings Results

Douglas Emmett, Inc.
Same Property Statistical and Financial Data
(unaudited and in thousands, except statistics)

	As of March 31,
	2011	2010
Same Property Office Statistics
Number of properties	49	49
Rentable square feet	11,891,552	11,891,147
% leased	89.7%	91.3%
% occupied	87.8%	90.4%

Same Property Multifamily Statistics
Number of properties	9	9
Number of units	2,868	2,868
% leased	99.6%	99.5%

	Three Months Ended March 31,
	2011	2010	% Favorable (Unfavorable)
Same Property Net Operating Income – GAAP Basis (1)(3)
Total office revenues	$116,895	$120,776	(3.2)%
Total multifamily revenues	17,196	17,011	1.1
Total revenues	134,091	137,787	(2.7)

Total office expense	(37,180)	(36,114)	(3.0)
Total multifamily expense	(4,749)	(4,568)	(4.0)
Total property expense	(41,929)	(40,682)	(3.1)

Same Property NOI - GAAP basis	$92,162	$97,105	(5.1)%

Same Property Net Operating Income - Cash Basis(1)(2)(3)
Total office revenues	$109,185	$112,216	(2.7)%
Total multifamily revenues	16,339	16,132	1.3
Total revenues	125,524	128,348	(2.2)

Total office expense	(37,225)	(36,159)	(2.9)
Total multifamily expense	(4,749)	(4,568)	(4.0)
Total property expense	(41,974)	(40,727)	(3.1)

Same Property NOI - cash basis	$83,550	$87,621	(4.6)%

NOTE:  See below for a description of same property, cash basis and NOI.

Douglas Emmett, Inc. Announces 2011 First Quarter Earnings Results

Douglas Emmett, Inc.
Reconciliation of Same Property NOI to GAAP Net Income (Loss)
(unaudited and in thousands)

		Three Months Ended March 31,
		2011	2010
	Same property office revenues - cash basis (1)(2)	$109,185	$112,216
	GAAP adjustments	7,710	8,560
	Same property office revenues - GAAP basis	116,895	120,776

	Same property multifamily revenues - cash basis	16,339	16,132
	GAAP adjustments	857	879
	Same property multifamily revenues - GAAP basis	17,196	17,011

	Same property revenues - GAAP basis	134,091	137,787

	Same property office expenses - cash basis	(37,225)	(36,159)
	GAAP adjustments	45	45
	Same property office expenses - GAAP basis	(37,180)	(36,114)

	Same property multifamily expenses - cash basis	(4,749)	(4,568)
	GAAP adjustments	―	―
	Same property multifamily expenses - GAAP basis	(4,749)	(4,568)

	Same property expenses - GAAP basis	(41,929)	(40,682)

	Same property Net Operating Income (NOI) (3)- GAAP basis	92,162	97,105
	Non-comparable office revenues	8,500	―
	Non-comparable office expenses	(3,424)	―
	Total property NOI - GAAP basis	97,238	97,105
	General and administrative expenses	(7,486)	(5,850)
	Depreciation and amortization	(57,153)	(55,332)
	Operating income	32,599	35,923
	Other income	256	246
	Loss, including depreciation, from unconsolidated real estate funds	(1,524)	(1,504)
	Interest expense	(31,676)	(45,134)
	Net loss	(345)	(10,469)
Less:	Net (income) loss attributable to noncontrolling interests	(4)	2,182
	Net loss attributable to common stockholders	$(349)	$(8,287)

(1)
To facilitate a comparison of NOI between periods, we calculate comparable amounts for a subset of our owned properties referred to as our “same properties.”  Same property amounts are calculated as the amounts attributable to properties which have been owned and operated by us, and reported in our consolidated results, during the entire span of both periods compared.  Therefore, any properties either acquired after the first day of the earlier comparison period or sold, contributed or otherwise removed from our consolidated financial statements before the last day of the later comparison period are excluded from same properties.  We may also exclude from the same property set any property that is undergoing a major repositioning project that would impact the comparability of its results between two periods.

(2)
NOI as defined above includes the revenue and expense directly attributable to our real estate properties calculated in accordance with GAAP, and is specifically labeled as “GAAP basis.”  We also believe that NOI calculated on a cash basis can be useful for investors to understand our operations.  Cash basis NOI is also a non-GAAP measure, which we calculate by excluding from GAAP basis NOI our straight-line rent adjustments and the amortization of above/below market lease intangible assets and liabilities.  Accordingly, cash basis NOI should be considered only as a supplement to net income as a measure of our performance.  Cash basis NOI should not be used as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends.  Cash basis NOI should not be used as a substitute measure for cash flow from operating activities computed in accordance with GAAP.

(3)
Reported net income (or loss) is computed in accordance with GAAP.  In contrast, net operating income (NOI) is a non-GAAP measure consisting of the revenue and expense attributable to the real estate properties that the Company owns and operates.  Although NOI is considered a non-GAAP measure, we present NOI on a “GAAP basis” by using property revenues and expenses calculated in accordance with GAAP.  The most directly comparable GAAP measure to NOI is net income (or loss), adjusted to exclude general and administrative expense, depreciation and amortization expense, interest income, interest expense, income from unconsolidated partnerships, noncontrolling interests in consolidated partnerships, gains (or losses) from sales of depreciable operating properties, net income from discontinued operations and extraordinary items.  Management uses NOI as a supplemental performance measure because, in excluding real estate depreciation and amortization expense and gains (or losses) from property dispositions, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs.  The Company also believes that NOI will be useful to investors as a basis to compare its operating performance with that of other REITs. However, because NOI excludes depreciation and amortization expense and captures neither the changes in the value of the Company’s properties that result from use or market conditions, nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of the Company’s properties (all of which have real economic effect and could materially impact its results from operations), the utility of NOI as a measure of the Company’s performance is limited. Other REITs may not calculate NOI in a similar manner and, accordingly, the Company’s NOI may not be comparable to such other REITs’ NOI.  Accordingly, NOI should be considered only as a supplement to net income as a measure of the Company’s performance. NOI should not be used as a measure of the Company’s liquidity, nor is it indicative of funds available to fund the Company’s cash needs, including the Company’s ability to pay dividends.  NOI should not be used as a substitute for cash flow from operating activities computed in accordance with GAAP.